Exhibit 99.1

S.Y. Bancorp Reports Record Earnings for 2012 as Net Income Increases 9% to $25.8 Million or $1.85 Per Diluted Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 23, 2013--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported record earnings for 2012 together with higher net income for the fourth quarter ended December 31, 2012. These achievements reflected continued strong trends in the Company's banking operations, especially with increased gains on sales of mortgage loans, which helped blunt the impact of accelerated loan repayments and margin compression related to the unprecedented low interest rate environment. The following is a summary of the Company's reported results:

Quarter Ended December 31,	2012	2011	Change
Net income	$6,514,000	$6,342,000	3%
Net income per share, diluted	$0.47	0.46	2%
Return on average equity	12.67%	13.46%
Return on average assets	1.22%	1.25%

Year Ended December 31,	2012	2011	Change
Net income	$25,801,000	$23,604,000	9%
Net income per share, diluted	$1.85	$1.71	8%
Return on average equity	13.06%	13.14%
Return on average assets	1.25%	1.20%

Fourth quarter results included:

  A $740 thousand prepayment penalty received on $15 million tax-free loan, resulting in tax equivalent income of $1.1 million. The repayment of this loan will reduce 2013 net interest margin by approximately seven basis points and reduce 2013 net income by approximately $1.4 million.
  A $1.1 million prepayment penalty paid by the Company for the early repayment of approximately $30 million in FHLB advances, which will save $2.1 million in cumulative future interest expense.

"We are pleased to report another record year of earnings and a solid financial performance for 2012," said David P. Heintzman, Chairman and CEO. "In spite of the uncertainties and challenges that have overshadowed our economy for many years, our record earnings continued to translate into attractive returns on assets and equity for our stockholders. These results underscore significant contributions from key profit areas like commercial banking, investment management and trust, and our mortgage origination business. With respect to the last area, our mortgage loan origination group more than doubled its revenue from the prior year as customers took advantage of historically low rates to refinance as well as purchase new homes.

"Looking at this progress from a geographic standpoint," Heintzman continued, "our continued growth in total assets, loans and deposits demonstrates the success of our strategy to capitalize on a strong community bank presence in Louisville and increasing visibility in Indianapolis and Cincinnati. Thinking about our business in terms of revenue sources, banking continues to be the most significant area, yet growth in investment management and trust, along with mortgage lending, helped increase non-interest income to 34% of total revenues from 32% in 2011."

Heintzman also pointed out that in December 2012, the Company announced an acquisition that will benefit Stock Yards Bank & Trust by expanding its Louisville footprint to an adjacent county with the highest household income in the state. "On December 19, 2012, we entered into a definitive agreement to acquire The Bancorp, Inc. ("Bancorp") in a cash-and-stock transaction valued at approximately $19.9 million," he said. "Bancorp, headquartered in La Grange, Kentucky, is the holding company for THE BANK – Oldham County, Inc., which has four branches, one each in La Grange, Louisville, Crestwood and Prospect. The combination of our two banks should create the largest locally owned community bank in the Louisville MSA in terms of deposits relative to the total deposits in the MSA."

As of September 30, 2012, THE BANK – Oldham County had approximately $137.4 million in assets, $46.8 million in loans, $114.9 million in deposits and $19.4 million in tangible common equity. The transaction, which is subject to regulatory approval, the approval of the shareholders of Bancorp and other customary conditions, is anticipated to close early in the second quarter of 2013. It is expected to be slightly accretive to earnings per share for 2013, excluding transaction costs, and more so thereafter.

Concluding, Heintzman said, "We are pleased with the Company's results for 2012 and the continuation of our record of success; however, the outlook for next year is clearly more challenging as we anticipate ongoing margin compression due to the low interest rate environment and highly competitive lending conditions. Still, we are well positioned fundamentally in our markets with a strong line-up of products and services, like our investment management and trust services, which clearly differentiates Stock Yards Bank & Trust from most other community banks, and with the Bank's impending cross-county expansion via the acquisition of Bancorp. While we remain cautious on the economy next year, we gain confidence from the Company's proven ability to deliver superior long-term performance, which has enabled our continued ranking as one of the top-performing community banks in the country."

During 2012, S.Y. Bancorp's total assets increased $95.2 million or 5%, reaching $2.15 billion at December 31, 2012, compared with $2.05 billion at December 31, 2011. The loan portfolio year over year reflected growth of almost 3%; however, net growth in loans was more than 4% exclusive of a $40 million loan that the Bank originated and participated $25 million to other banks, with Stock Yards Bank & Trust retaining certain control. This loan was repaid in 2012, which reduced loan totals by $40 million, but also eliminated other liabilities of $25 million representing the participating amount. Loan production for the year totaled more than $400 million, the highest level on record, but that was obscured by accelerated loan payments.

The Company's capital levels continued to strengthen during the fourth quarter of 2012 on a sequential-quarter basis. The Company's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 10.79%, 13.17% and 14.42%, respectively, at December 31, 2012, with each exceeding the required minimum of 5%, 6% and 10%, respectively, necessary to be deemed a "well-capitalized" institution – the highest capital rating for financial institutions. The Total risk-based capital ratio declined slightly from levels at December 31, 2011, as a result of the Company's first quarter 2012 prepayment of $10 million of subordinated debentures that qualified as Tier 2 capital.

The ratio of tangible common equity to total tangible assets was 9.52% at December 31, 2012, 9.55% at September 30, 2012, and 9.11% as of December 31, 2011 (see reconciliation of GAAP and non-GAAP measures later in this release). The Company intends to maintain capital ratios at historically high levels, at least until such time as the economy demonstrates sustained improvement, and to remain well positioned to pursue expansion and other opportunities that may arise.

Net interest income – the Company's largest source of revenue – increased $294,000 or 2% in the fourth quarter of 2012 to $18.3 million from $18.0 million in the year-earlier period. This increase reflected primarily growth in the loan portfolio. The increased amount of interest earning assets also helped the Company offset the impact of ongoing margin compression. In the fourth quarter of 2012, net interest margin was 3.78% versus 3.91% in the fourth quarter of 2011 and 3.92% in the third quarter of 2012. For the year ended December 31, 2012, net interest income increased $3.2 million or 5% to $74.0 million from $70.7 million in the prior-year period. Net interest margin for year ended December 31, 2012, decreased five basis points to 3.94% from 3.99% a year ago.

Net interest margin in 2012 has reflected a higher amount of prepayment fees associated with a surge in loan refinancing activity. Adjusting for these sources of additional income, the Company's more normalized or core net interest margin has trended downward throughout 2012, declining to 3.74% for the fourth quarter from 3.85% for third quarter, 3.94% in the second quarter, and 4.00% for the first quarter (see reconciliation of GAAP and non-GAAP measures later in this release). The core net margin for the year 2012 declined 13 basis points to 3.88% from 4.01% for the year 2011. Management believes these core margins better reveal the increasing pressure of a low interest rate environment and a highly competitive loan market, and it expects margin compression to continue in 2013, with net interest margins declining up to 30 basis points from 2012.

Non-performing loans (NPLs) totaled $30.0 million or 1.90% of total loans outstanding at December 31, 2012, down from $31.2 million or 1.98% of total loans outstanding at September 30, 2012, but up from $23.3 million or 1.51% of total loans at December 31, 2011. Non-performing assets (NPAs), which include NPLs, OREO and repossessed assets, were $37.4 million or 1.74% of total assets at December 31, 2012, down from $38.1 million or 1.81% of total assets at September 30, 2012, but up from $31.1 million or 1.51% of total assets at December 31, 2011. The Company strives to identify risk in its portfolio early and establish an allocation based on the Company's allowance methodology.

Net charge-offs in the fourth quarter of 2012 totaled $1.8 million or 0.12% of average loans compared with net charge-offs of $3.0 million or 0.19% of average loans in the third quarter of 2012 and $2.4 million or 0.16% of average loans in the year-earlier period. Net charge-offs for the year ended December 31, 2012, were 0.60% of average loans compared with 0.55% of average loans in the prior-year period.

The Company's loan loss provision for the fourth quarter of 2012 was $2.5 million, resulting in an allowance for loan losses of 2.01% of total loans as of December 31, 2012. This compared with $2.5 million and 1.98%, respectively, for the third quarter of 2012 and $3.1 million and 1.93%, respectively, for the fourth quarter of 2011. Overall, management believes that the pace of loan downgrades continues to slow and an increasing number of loans are being upgraded. Problem loan resolution will continue to be a challenge going forward as the overall level of NPLs remains at a historically high level after peaking in the second quarter of 2012, but still compares favorably versus peers.

Although the Company sees some signs of an economic recovery in its markets and with its customers generally, management has not seen convincing signs that business conditions have begun to strengthen on a sustained and consistent basis. Accordingly, S.Y. Bancorp intends to remain cautious in assessing the potential risk in its loan portfolio. The Company expects the allowance for loan losses and other credit costs to remain at high levels compared with pre-recession amounts until there are clearer signs of economic recovery and credit metrics begin to show stronger improvement. Still, while NPLs and NPAs are above the Company's historic range for these metrics, they have continued to trend significantly better than those of $1-to-$2.5 billion publicly traded banks, which as of September 30, 2012, (fourth quarter peer data is not yet available) posted average NPLs and NPAs of 3.27% and 3.89% respectively, according to a leading source for industry data.

Non-interest income increased $898,000 or 10% to $10.1 million in the fourth quarter of 2012 compared with $9.2 million in the same quarter last year. The quarter-over-quarter increase primarily reflected a doubling of gains on sales of mortgage loans held for sale, which increased $714,000 or 98% in the fourth quarter. The Company's largest source of non-interest income, investment management and trust, grew $307,000 or 9% in the fourth quarter and closed the year with $1.96 billion in assets under management. Brokerage fees and commissions were up $143,000 or 24% on a comparable basis in the fourth quarter of 2012. Non-interest income increased $5.2 million or 16% to $38.5 million for the year ended December 31, 2012, compared with $33.2 million in the same period last year, primarily due to the same trends seen in the fourth quarter. It is noteworthy that the investment management and trust services department achieved a record level of new account openings during 2012, which will generate estimated annualized revenue of $1.4 million.

Non-interest expense increased $456,000 or 3% to $17.2 million in the fourth quarter of 2012 from $16.7 million in the same period last year. The increase in non-interest expense was due primarily to higher personnel costs, reflecting staffing additions across the Company's operations as it prepares for future growth, normal salary increases and a higher performance-based bonus accrual associated with the Company's improved performance in 2012. Non-interest expense increased $5.9 million or 10% to $65.5 million for the year ended December 31, 2012, from $59.6 million for 2011 and reflected the same trends seen in the fourth quarter as well as increased charge-downs and carrying costs on OREO. The Company's fourth quarter efficiency ratio was 59.15% compared with 60.57% in the fourth quarter of 2011; for the year, the efficiency ratio was 57.38% versus 56.47% for 2011.

It should be noted that the Company's fourth quarter results reflected a higher effective income tax rate versus the comparable period last year due to a benefit of approximately $700,000 of tax adjustments in the prior-year quarter associated with tax-advantaged investments. Net income before income taxes, which excludes the impact of these tax adjustments, increased 18% in the fourth quarter of 2012 versus the year-earlier quarter, thus more clearly demonstrating the Company's fundamental operating strength.

In November 2012, S.Y. Bancorp's Board of Directors increased its quarterly cash dividend 5% to $0.20 per common share. The latest dividend was distributed on December 31, 2012, to stockholders of record as of December 10, 2012.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with more than $2.15 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. The trust preferred securities of S.Y. Bancorp Capital Trust II also trade on the NASDAQ Global Select Market under the symbol SYBTP.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

The following table provides a reconciliation of total stockholders' equity in accordance with US GAAP to tangible common equity in accordance with applicable regulatory requirements. The Company provides the tangible common equity ratio, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy.

Tangible Common Equity Ratio (Amounts in thousands)

	Dec. 31, 2012	Sept. 30, 2012	Dec. 31, 2011
Tangible Common Equity Ratio
Total stockholders' equity (a)	$205,075	$201,422	$187,686
Less goodwill	(682)	(682)	(682)
Tangible common equity (c)	$204,393	$200,740	$187,004

Total assets (b)	$2,148,262	$2,102,589	$2,053,097
Less goodwill	(682)	(682)	(682)
Tangible assets (d)	$2,147,580	$2,101,907	$2,052,415

Total stockholders' equity to total assets (a/b)	9.55%	9.58%	9.14%
Tangible common equity ratio (c/d)	9.52%	9.55%	9.11%

The following table provides a reconciliation of net interest margin in accordance with US GAAP to normalized net interest margin. The Company provides this information to illustrate the trend in quarterly net interest margin sequentially during 2012 and to show the impact of prepayment fees and late charges on net interest margin. Prepayment fees and late charges did not have the similar effect of increasing net interest margin during 2011.

Reconciliation of Net Interest Margin to Normalized

	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012	Year to Date
					2012	2011
Net interest margin	3.78%	3.92%	3.98%	4.07%	3.94%	3.99%
Prepayment penalties / late charges	(0.04)	(0.07)	(0.04)	(0.07)	(0.06)	0.02
Normalized net interest margin	3.74%	3.85%	3.94%	4.00%	3.88%	4.01%

S. Y. Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2012 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Income Statement Data
Net interest income, fully tax equivalent (1)	$18,925	$18,388	$75,653	$72,262
Interest income
Loans	$20,171	$19,706	$79,398	$79,049
Federal funds sold	104	88	320	255
Mortgage loans held for sale	127	88	344	231
Securities	1,632	1,687	6,839	6,504
Total interest income	22,034	21,569	86,901	86,039
Interest expense
Deposits	1,514	2,260	7,166	10,105
Federal funds purchased	7	7	31	38
Securities sold under agreements to repurchase	42	54	180	253
Federal Home Loan Bank (FHLB) advances	1,389	367	2,461	1,460
Subordinated debentures	772	865	3,113	3,451
Total interest expense	3,724	3,553	12,951	15,307
Net interest income	18,310	18,016	73,950	70,732
Provision for loan losses	2,475	3,100	11,500	12,600
Net interest income after provision for loan losses	15,835	14,916	62,450	58,132
Non-interest income
Investment management and trust income	3,603	3,296	14,278	13,841
Service charges on deposit accounts	2,175	2,223	8,516	8,348
Bankcard transaction revenue	1,018	940	3,985	3,722
Gains on sales of mortgage loans held for sale	1,439	725	4,321	2,122
Brokerage commissions and fees	749	606	2,593	2,219
Bank owned life insurance	263	258	1,006	1,019
Other non-interest income	880	1,181	3,758	1,973
Total non-interest income	10,127	9,229	38,457	33,244
Non-interest expense
Salaries and employee benefits expense	9,771	8,549	37,960	33,125
Net occupancy expense	1,453	1,291	5,651	5,192
Data processing expense	1,147	1,248	5,278	5,014
Furniture and equipment expense	341	301	1,306	1,299
FDIC insurance expense	399	356	1,494	1,655
Loss on other real estate owned	233	1,301	1,410	1,716
Other non-interest expenses	3,839	3,681	12,373	11,580
Total non-interest expense	17,183	16,727	65,472	59,581
Net income before income tax expense	8,779	7,418	35,435	31,795
Income tax expense	2,265	1,076	9,634	8,191
Net income	$6,514	$6,342	$25,801	$23,604

Weighted average shares - basic	13,901	13,808	13,875	13,786
Weighted average shares - diluted	13,955	13,834	13,932	13,834

Net income per share, basic	$0.47	$0.46	$1.86	$1.71
Net income per share, diluted	0.47	0.46	1.85	1.71
Cash dividend declared per share	0.20	0.18	0.77	0.72

Balance Sheet Data (at period end)
Total loans			$1,584,594	$1,544,845
Allowance for loan losses			31,881	29,745
Total assets			2,148,262	2,053,097
Non-interest bearing deposits			396,159	313,587
Interest bearing deposits			1,385,534	1,304,152
Federal Home Loan Bank advances			31,882	60,431
Subordinated debentures			30,900	40,900
Stockholders' equity			205,075	187,686
Total shares outstanding			13,915	13,819
Book value per share			14.74	13.58
Market value per share			22.42	20.53

S. Y. Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2012 Earnings Release

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Average Balance Sheet Data
Average federal funds sold	$145,946	$115,869	$108,828	$86,600
Average mortgage loans held for sale	13,418	9,291	9,191	5,394
Average securities available for sale	267,723	224,653	261,378	213,874
Average FHLB stock and other securities	6,180	5,949	6,117	5,900
Average loans	1,573,469	1,539,227	1,563,918	1,529,556
Average earning assets (3)	1,991,271	1,864,616	1,922,134	1,809,043
Average assets	2,129,501	2,015,486	2,070,967	1,959,609
Average interest bearing deposits	1,346,908	1,297,173	1,318,060	1,272,398
Average total deposits	1,723,811	1,597,461	1,659,594	1,549,708
Average securities sold under agreement to repurchase	60,918	67,292	59,861	61,595
Average federal funds purchased and other short term borrowings	17,487	17,777	19,431	21,537
Average Federal Home Loan Bank advances	59,180	60,432	60,113	60,436
Average subordinated debentures	30,900	40,900	31,474	40,900
Average interest bearing liabilities	1,515,393	1,483,574	1,488,939	1,456,866
Average stockholders' equity	204,502	186,935	197,551	179,638

Performance Ratios
Annualized return on average assets	1.22%	1.25%	1.25%	1.20%
Annualized return on average equity	12.67%	13.46%	13.06%	13.14%
Net interest margin, fully tax equivalent (3)	3.78%	3.91%	3.94%	3.99%
Non-interest income to total revenue, fully tax equivalent	34.86%	33.42%	33.70%	31.51%
Efficiency ratio	59.15%	60.57%	57.38%	56.47%

Capital Ratios
Average stockholders' equity to average assets	9.60%	9.27%	9.54%	9.17%
Tier 1 risk-based capital			13.17%	12.77%
Total risk-based capital			14.42%	14.63%
Leverage			10.79%	10.53%

Loans by Type
Commercial and industrial			$426,930	$393,729
Construction and development			131,253	147,637
Real estate mortgage - commercial investment			414,084	399,655
Real estate mortgage - owner occupied commercial			304,114	297,121
Real estate mortgage - 1-4 family residential			166,280	154,565
Home equity - first lien			39,363	38,637
Home equity - junior lien			65,790	76,687
Consumer			36,780	36,814

Asset Quality Data
Allowance for loan losses to total loans			2.01%	1.93%
Allowance for loan losses to average loans	2.03%	1.93%	2.04%	1.94%
Allowance for loan losses to non-performing loans			106.10%	127.67%
Nonaccrual loans			$18,360	$18,737
Troubled debt restructuring			10,969	3,402
Loans - 90 days past due & still accruing			719	1,160
Total non-performing loans			30,048	23,299
OREO and repossessed assets			7,364	7,773
Total non-performing assets			37,412	31,072
Non-performing loans to total loans			1.90%	1.51%
Non-performing assets to total assets			1.74%	1.51%
Net charge-offs to average loans (2)	0.12%	0.16%	0.60%	0.55%
Net charge-offs	$1,839	$2,421	$9,364	$8,398

S. Y. Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2012 Earnings Release

	Five Quarter Comparison
	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Income Statement Data
Net interest income, fully tax equivalent (1)	$18,925	$19,140	$18,667	$18,921	$18,388
Net interest income	$18,310	$18,795	$18,295	$18,550	$18,016
Provision for loan losses	2,475	2,475	2,475	4,075	3,100
Net interest income after provision for loan losses	15,835	16,320	15,820	14,475	14,916
Investment management and trust income	3,603	3,515	3,670	3,490	3,296
Service charges on deposit accounts	2,175	2,161	2,125	2,055	2,223
Bankcard transaction revenue	1,018	985	1,017	965	940
Gains on sales of mortgage loans held for sale	1,439	1,277	866	739	725
Brokerage commissions and fees	749	651	652	541	606
Bank owned life insurance	263	226	260	257	258
Other non-interest income	880	980	700	1,198	1,181
Total non-interest income	10,127	9,795	9,290	9,245	9,229
Salaries and employee benefits expense	9,771	9,711	9,426	9,052	8,549
Net occupancy expense	1,453	1,365	1,464	1,369	1,291
Data processing expense	1,147	1,296	1,522	1,313	1,248
Furniture and equipment expense	341	347	326	292	301
FDIC Insurance expense	399	398	346	351	356
Loss (gain) on other real estate owned	233	969	233	(25)	1,301
Other non-interest expenses	3,839	2,959	3,191	2,384	3,681
Total non-interest expense	17,183	17,045	16,508	14,736	16,727
Net income before income tax expense	8,779	9,070	8,602	8,984	7,418
Income tax expense	2,265	2,388	2,499	2,482	1,076
Net income	$6,514	$6,682	$6,103	$6,502	$6,342

Weighted average shares - basic	13,901	13,883	13,874	13,844	13,808
Weighted average shares - diluted	13,955	13,966	13,941	13,890	13,834

Net income per share, basic	$0.47	$0.48	$0.44	$0.47	$0.46
Net income per share, diluted	0.47	0.48	0.44	0.47	0.46
Cash dividend declared per share	0.20	0.19	0.19	0.19	0.18

Balance Sheet Data (at period end)
Cash and due from banks	$42,610	$35,032	$34,789	$30,919	$32,901
Federal funds sold	25,093	17,351	35,533	23,032	22,019
Mortgage loans held for sale	14,047	13,417	6,608	6,935	4,381
Securities available for sale	386,440	360,946	333,143	348,699	352,185
FHLB stock and other securities	6,180	6,180	6,180	5,949	5,949
Total loans	1,584,594	1,578,290	1,577,826	1,531,740	1,544,845
Allowance for loan losses	31,881	31,245	31,773	31,206	29,745
Total assets	2,148,262	2,102,589	2,083,628	2,040,589	2,053,097
Non-interest bearing deposits	396,159	359,097	341,128	328,575	313,587
Interest bearing deposits	1,385,534	1,330,933	1,323,161	1,298,742	1,304,152
Securities sold under agreements to repurchase	59,045	54,127	50,700	59,506	66,026
Federal funds purchased	16,552	19,308	36,736	20,633	37,273
Federal Home Loan Bank advances	31,882	60,423	60,426	60,428	60,431
Subordinated debentures	30,900	30,900	30,900	30,900	40,900
Stockholders' equity	205,075	201,422	196,302	191,823	187,686
Total shares outstanding	13,915	13,895	13,878	13,872	13,819
Book value per share	14.74	14.50	14.14	13.83	13.58
Market value per share	22.42	23.66	23.95	23.20	20.53

Capital Ratios
Average stockholders' equity to average assets	9.60%	9.54%	9.57%	9.44%	9.27%
Tier 1 risk-based capital	13.17%	13.09%	12.94%	13.13%	12.77%
Total risk-based capital	14.42%	14.35%	14.20%	14.39%	14.63%
Leverage	10.79%	10.76%	10.82%	10.71%	10.53%

S. Y. Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2012 Earnings Release

	Five Quarter Comparison
	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Average Balance Sheet Data
Average federal funds sold	$145,946	$110,263	$84,957	$93,724	$115,869
Average mortgage loans held for sale	13,418	11,776	5,718	5,776	9,291
Average investment securities	273,903	266,799	271,550	257,664	230,602
Average loans	1,573,469	1,583,269	1,554,840	1,543,778	1,539,227
Average earning assets (3)	1,991,271	1,940,261	1,885,727	1,870,318	1,864,616
Average assets	2,129,501	2,093,512	2,037,921	2,022,040	2,015,486
Average interest bearing deposits	1,346,908	1,330,877	1,300,307	1,293,685	1,297,173
Average total deposits	1,723,811	1,677,819	1,626,024	1,609,810	1,597,461
Average securities sold under agreement to repurchase	60,918	57,878	57,930	62,729	67,292
Average federal funds purchased and other short term borrowings	17,487	19,366	21,863	19,032	17,777
Average Federal Home Loan Bank advances	59,180	60,424	60,426	60,429	60,432
Average subordinated debentures	30,900	30,900	30,900	33,208	40,900
Average interest bearing liabilities	1,515,393	1,499,445	1,471,426	1,469,083	1,483,574
Average stockholders' equity	204,502	199,766	194,947	190,888	186,935

Performance Ratios
Annualized return on average assets	1.22%	1.27%	1.20%	1.29%	1.25%
Annualized return on average equity	12.67%	13.31%	12.59%	13.70%	13.46%
Net interest margin, fully tax equivalent (3)	3.78%	3.92%	3.98%	4.07%	3.91%
Non-interest income to total revenue, fully tax equivalent	34.86%	33.85%	33.23%	32.82%	33.42%
Efficiency ratio	59.15%	58.91%	59.05%	52.32%	60.57%

Loans by Type
Commercial and industrial	$426,930	$419,568	$417,112	$371,430	$393,729
Construction and development	131,253	138,165	139,328	143,337	147,637
Real estate mortgage - commercial investment	414,084	417,357	420,499	413,182	399,655
Real estate mortgage - owner occupied commercial	304,114	301,017	300,911	300,203	297,121
Real estate mortgage - 1-4 family residential	166,280	158,013	154,927	155,185	154,565
Home equity - 1st lien	39,363	36,480	37,902	37,746	38,637
Home equity - junior lien	65,790	67,312	71,408	74,688	76,687
Consumer	36,780	40,378	35,739	35,969	36,814

Asset Quality Data
Allowance for loan losses to total loans	2.01%	1.98%	2.01%	2.04%	1.93%
Allowance for loan losses to average loans	2.03%	1.97%	2.04%	2.02%	1.93%
Allowance for loan losses to non-performing loans	106.10%	100.19%	89.35%	107.35%	127.67%
Nonaccrual loans	$18,360	$22,448	$27,907	$19,232	$18,737
Troubled debt restructuring	10,969	7,511	7,541	9,443	3,402
Loans - 90 days past due & still accruing	719	1,228	112	394	1,160
Total non-performing loans	30,048	31,187	35,560	29,069	23,299
OREO and repossessed assets	7,364	6,939	7,041	8,550	7,773
Total non-performing assets	37,412	38,126	42,601	37,619	31,072
Non-performing loans to total loans	1.90%	1.98%	2.25%	1.90%	1.51%
Non-performing assets to total assets	1.74%	1.81%	2.04%	1.84%	1.51%
Net charge-offs to average loans (2)	0.12%	0.19%	0.12%	0.17%	0.16%
Net charge-offs	$1,839	$3,003	$1,908	$2,614	$2,421

Other Information
Total assets under management (in millions)	$1,961	$1,923	$1,848	$1,839	$1,741
Full-time equivalent employees	495	490	482	480	480

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.
(2) - Interim ratios not annualized
(3) - Certain prior-period amounts have been reclassified to conform with current presentation.

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President, Treasurer and Chief Financial Officer